                                LICENSE AGREEMENT

                                 by and between

                        CALIFORNIA HEALTHCARE FOUNDATION

                                       and

                                CARESCIENCE, INC.
                 (Formerly Care Management Science Corporation)








                           Dated as of October 2, 2000

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         This LICENSE AGREEMENT (the "Agreement") is made as of the 2nd day of
October, 2000 between the California Healthcare Foundation, a nonprofit public benefit corporation ("CHCF") and CareScience, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("Licensee").

                  The Effective Date is October 1, 1999.

WHEREAS CHCF and Licensee are parties to that certain Consulting Agreement, dated as of October 1, 1999 (the "Consulting Agreement"), pursuant to which CHCF engaged Licensee to perform certain services as set forth therein; and

WHEREAS Section 9 of the Consulting Agreement provides for the ownership rights and use of certain intellectual property developed in connection with the Project (as defined in the Consulting Agreement); and

WHEREAS Section 9 of the Consulting Agreement provides that CHCF grants to Licensee a fully-paid, non exclusive, perpetual, worldwide license to certain intellectual property; and

WHEREAS Licensee desires to obtain from CHCF an exclusive license to use the Licensed Work (as defined herein), subject to the terms, conditions and provisions hereinafter set forth; and

WHEREAS CHCF and Licensee desire that the subject matter of this Agreement supersede Section 9 of the Consulting Agreement;

NOW, THEREFORE in consideration of the premises and of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  The following terms, as used herein, shall have the following meanings:

                  "Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with Licensee. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or the right to receive over 50% of the profits or earnings of a Person, or the right to control the policy decisions of a Person.

                  "Bankruptcy Event" means the Person in question becomes insolvent, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Person, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of any such Person, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or such Person makes an assignment for the benefit of creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

                  "Calendar Quarter" means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

                  "Care Data Exchange Project IP" means any and all IP used in, developed during, or related to the data exchange project funded by CHCF (the "Data Exchange Project"), which is a project to develop (i) concepts related to,
(ii) a methodology for, and (iii) means of effecting the electronic distribution and sharing or exchange of data through a site or sites located on the world wide web, which data may consist of text, graphics, still or moving images, audio files, e-mail or other content.

                  "CHCF Intellectual Property" means any and all IP which is either Care Data Exchange Project IP or Vendor Certification Project IP and not
(i) data which solely identifies a specific individual or entity, (ii) a standard software product (i.e., a product generally available for license to consumers (e.g., "Windows" or "Quicken" products)) licensed or purchased in the ordinary course of business or (iii) a software product set forth in a schedule to either a Final Anchor Agreement (as defined in the Consulting Agreement) or a Care Data Alliance Agreement (as defined in a Final Anchor Agreement) which is solely an internal system or process of a Care Alliance Anchor (as defined in the Consulting Agreement) or a member of a Care Alliance (as defined in the Consulting Agreement) (i.e. not necessary to the functioning of any work included in the Care Data Exchange Project IP or the Vendor Certification Project IP).

                  "Confidential Information" means and includes (i) the Licensed Work, (ii) any other information or material in tangible form that is marked as confidential or proprietary by the furnishing party at the time it is delivered to the receiving party, and (iii) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed and promptly confirms such designation in writing after such disclosure.

                  "Copyright" means the copyrights related to the Licensed Work, including the copyright applications and registration(s), if any, authorized under Title 17 of the United States Code or under the laws of any other jurisdiction.

                  "Customer" means any Person who has executed a valid End User Agreement, Distributor Sublicense Agreement or any other form of sublicense agreement approved by CHCF relating to the license set forth herein.

                  "Distributor Sublicense Agreement" means an agreement between Licensee and a Person granting the right to use or benefit from any of the rights granted hereinunder in the form of a Distributor Sublicense in substantially the form agreed to pursuant to Section 2.1(c).


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

                  "Distributor Sublicense" means a sublicense granted by Licensee to a third party which allows that third party to modify software, and sublicense that software in the form of End-User Sublicenses only.

                  "End User Agreement" means an agreement between Licensee and a Person granting the right to use or benefit from any of the rights granted hereinunder in the form of an End User Sublicense in substantially the form agreed to pursuant to Section 2.1(c).

                  "End User Sublicense" means a sublicense granted by Licensee which allows the sublicensee to use, but not to modify or to distribute software.

                  "Fees" shall mean, cumulatively, Service Fees and Sublicense Fees. Licensee shall establish: 1) stand-alone Sublicense Fees and 2) Service Fees for use, maintenance or modification of the Licensed Work. If Licensee charges a Customer Service Fees for a package of services, only some of which involves use of the Licensed Program, and no volume or other Customer discount is provided, then the portion of Licensee's revenues representing Fees shall not be less than the separate prices or Fees charged by Licensee on a stand-alone basis for services using the Licensed Work. If Licensee charges a Customer service Fees on such a package of services and a volume or other discount is provided, then the discount related to use of the Licensed Work shall be no greater than the discount related to other services provided by Licensee. CHCF acknowledges that Licensee also may have to negotiate Sublicense Fee discounts from its published fees in the usual course of doing business.

                  Licensee shall be permitted to deduct from Fees qualifying costs directly attributable to the sublicensing of the Licensed Work, which are actually identified on the invoice and borne by Licensee, or the provision of services using the Licensed Work, which are actually identified on the invoice and borne by Licensee or its sublicensee.

                  Such qualifying costs shall be limited to the following:

         (i) Discounts, in amounts customary in the trade, for quantity purchases, prompt payments and for wholesalers and distributors;

         (ii) Credits or refunds, not exceeding the original invoice amount, for claims or returns;

         (iii)    Prepaid transportation insurance amounts;

         (iv)     Prepaid outbound transportation expenses;

         (v) Sales and use taxes imposed by a government agency upon Licensee; and


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

         (vi)     Permitted Proprietary Rights Fees (as defined in Section
         8.1(a)).

                  "IP" means any and all business models, copyrights, data, software, technical and other documentation, trade secret rights (including any that may be included in any patent applications), and all other intellectual property rights as may now exist or hereafter come into existence and be protectable by law anywhere throughout the world, and all applications and registrations therefor, patent rights, and name, brand, mark trademark, service mark, trade dress, business name or other indicia of origin including without limitation any registrations, applications and renewals therefor.

                  "Licensed Work" means the CHCF Intellectual Property, and any portion or Modification thereof.

                  "Modification" of a work means any and all changes including improvements, enhancements, corrections, revisions to the work or any portion thereof, and any derivative of or work substantially similar to any of the foregoing, made by CHCF or Licensee (or any licensee or distributor of Licensee).

                  "Person" or "Persons" means any corporation, partnership, joint venture or natural person.

                  "Safety Net Provider" means any governmental entity (including, without limitation, local or state governments and similar governmental entities) that provides health care services, or other provider (including non-profit and for-profit hospitals) of health care services whose primary purpose is to provide health care to persons who cannot otherwise afford to pay for such services

                  "Sale" as applied to the Licensed Work means a genuine, BONA FIDE transaction for which consideration is received or expected for the use, maintenance, modification, lease, transfer or any other disposition of the Licensed Work. A Sale of the Licensed Work shall be deemed completed at the time Licensee or its sublicensee invoices, ships, or receives payment for such Licensed Work, whichever occurs first.

                  "Service Fees" means gross consideration actually received by Licensee as a fee for use of the Licensed Work (including, without limitation, any maintenance, modification or similar services related to the Licensed Work). CHCF hereby acknowledges that Licensee has in the past and will continue to provide consulting, other products and other product-related services to third parties which do not employ the use of, or involve maintenance, modification or similar services related to the Licensed Work, and CHCF further acknowledges that such revenues are expressly not a part of Service Fees as defined herein.

                  "Sublicense Fees" means gross consideration actually received by Licensee (i) as a fee for sublicensing the Licensed Work to any third party or (ii) as royalties under the terms of any such sublicense agreement.

                  "Vendor Certification Project IP" means any and all IP used in, developed during, or related to the vendor certification project funded by CHCF, which is a project to develop (i) concepts related to, (ii) a methodology for, and (iii) means of effecting the electronically-enabled application for certification of vendors or suppliers of goods or services to be used in connection with the Data Exchange Project or any similar data exchange project ("Project Vendors"), certification of Project Vendors, promulgation of Project Vendor standards, distribution of tools and/or information about tool sets required for Project Vendor certification, and to display Project Vendors' certification status and results.

                                   ARTICLE II
                                GRANT OF LICENSE

         2.1 GRANT OF LICENSE. Subject to the terms and conditions contained in this Agreement, CHCF hereby grants to Licensee for the term of this Agreement a royalty-bearing, worldwide, exclusive license, with a right to sublicense to:

         (a) make copies of, to make derivative works of, and to use the Licensed Work;

         (b) distribute the Licensed Work;

         (c) sublicense the Licensed Work (as either an End User Sublicense or a Distributor Sublicense) to Customers of Licensee who have first executed an End User Agreement or a Distributor Sublicense Agreement, as the case may be. The terms and conditions of a form of End User Agreement and Distributor Sublicense Agreement shall be reasonably agreed upon by both CHCF and Licensee.

         2.2 NO RIGHTS BY IMPLICATION. No rights or licenses with respect to the Licensed Work are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

                                   ARTICLE III
                                  COMPENSATION

         3.1 ROYALTIES.

         (a) In consideration for the license granted by this Agreement, Licensee shall pay CHCF royalties as follows on all Sales of the Licensed Work:


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


                  (i)       [*];

                  (ii)      [*];

         (b) In the event CHCF releases a Modification to the Licensed program developed exclusively by CHCF, CHCF shall be entitled to a royalty of [*] of the Sublicense Fee paid by existing Customers for such modification. In the event that such a Modification is jointly developed by CHCF and Licensee, Licensee shall pay a royalty to CHCF equal to a prorated percentage of [*] based upon the relative contributions of the two parties, such contributions to be mutually agreed upon.

         (c) Notwithstanding the foregoing, Licensee shall not be required to make a payment hereunder until the earlier of (i) June 30, 2001 and
         (ii) the date on which CHCF has earned Fees equal to or in excess of $10,000 (the "Transition Period").

         3.2 MINIMUM ROYALTIES. Licensee shall Pay to Licensor minimum annual royalties ("Minimum Royalties") for the following periods in the corresponding amounts:

                                         CALENDAR YEAR BEGINNING

                 Transition Period         January 1, 2000
                 $25,000.                  January 1, 2001
                 $41,250.                  January 1, 2002
                 $57,500.                  January 1, 2003
                 $73,750.                  January 1, 2004
                 $90,000.                  January 1, 2005 and for
                                             each calendar year thereafter

Licensee shall pay these Minimum Royalties in four (4) evenly distributed installments on the last day of each calendar quarter (March 31, June 30, September 30 and December 31) of each year.

           3.3 EXCLUSIVE; NON-EXCLUSIVE LICENSE. If Licensee fails to pay the Minimum Royalties as set forth in section 3.2 above for any calendar year, CHCF will have the right in its sole discretion on written notice to Licensee delivered at any time after the end of such calendar year, to convert the license granted hereunder from an exclusive to a non-exclusive license.

---------------------
*WE ARE SEEKING CONFIDENTIAL TREATMENT OF THESE TERMS, WHICH HAVE BEEN OMITTED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          3.4 PAYMENTS. Royalties payable under Section 3.1 hereof shall be paid within forty-five (45) days following the last day of the Calendar quarter in which the royalties accrue. The final payment shall be made within thirty (30) days after termination of this Agreement. Royalties shall be deemed paid as of the day on which they are received at the account designated pursuant to Section
3.6. Royalties that are not paid when due shall be subject to interest in accordance with Section 3.6 hereof.

          3.5 REPORTS. Licensee shall deliver to CHCF within forty-five (45) days after the end of each Calendar Quarter a report, certified by the chief financial officer of Licensee, setting forth in reasonable detail the calculation of the earned royalties and Minimum Royalties available for credit payable to CHCF for such Calendar Quarter.

          3.6      CURRENCY. PLACE OF PAYMENT INTEREST.

         (a) CURRENCY; PLACE OF PAYMENT. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments of Royalties and other amounts to CHCF under this Agreement shall be made in United States dollars (or other legal currency of the United States) by check payable to "California Healthcare Foundation".

         (b) INTEREST. Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to the prime rate plus two percent (2%) with a maximum cap of eighteen percent (18%). CHCF may treat unpaid payments as a breach of this Agreement notwithstanding the payment of interest.

         3.7 RECORDS. Licensee will maintain complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each calendar quarter shall be maintained for five years after the submission of each report under Section 3.5 hereof. Upon reasonable prior notice to Licensee, CHCF and its accountant shall have access to the relevant books and records of Licensee necessary to conduct a review or audit thereof. Such limited access shall be available not more than twice each calendar year, during normal business hours, and for three years after the expiration or termination of this Agreement. If CHCF determines that Licensee has underpaid royalties by ten percent (10%) or more, Licensee will immediately pay to CHCF such amount plus interest as set forth in Section 3.6 above in addition to the documented costs and expenses of CHCF's accountant in connection with its review or audit. If an overpayment is determined to exist, CHCF shall refund any movies overpaid by Licensee back to licensee.

                                   ARTICLE IV
                             USE OF LICENSED PROGRAM

         4.1 MAINTENANCE. Licensee acknowledges and agrees that CHCF shall be under no obligation to Licensee to install, maintain, support, modify or enhance the Licensed Work or any of it, all such obligations being the responsibility of Licensee.


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

         4.2 COPY LIMITATIONS. Licensee shall be entitled to receive from CHCF one copy of the each software program included in the Licensed Work (each a "Licensed Program") and related documentation, and licensed technical information. Licensee shall keep a record of the location of each and every copy of each Licensed Program that it makes and shall maintain such copies in locations consistent with Licensee's confidentiality obligations as set forth in
Article V hereof. Licensee shall reproduce without alteration any disclaimers, legends and proprietary rights notices on all copies of each Licensed Program and related documentation and licensed technical information.

         4.3 MODIFICATION OF LICENSED WORK.

         (a) Licensee shall have the right to make Modifications of the Licensed Work, including derivatives as contemplated by the copyright laws, provided that such Modifications, and all copyrights and trademarks relating thereto, shall remain the property of CHCF from the moment of their creation, subject to the Licensee's license rights hereunder. Licensee shall provide one copy of any Modification of the Licensed Work to CHCF promptly upon request. License shall obtain from each and every individual or entity who makes a Modification of the Licensed Work an assignment of all rights to CHCF, including but not limited to copyright, whether or not such contribution may be a "work made for hire." Prior to the commencement of work by such individuals or entities, Licensee shall have each individual or entity sign a document in reasonable form acknowledging that all rights in their respective contributions will be assigned to CHCF whether or not such contributions are works made for hire.

         (b) CHCF may from time to time release Modifications developed by CHCF, subject to the Licensee's license rights hereunder. CHCF will provide one copy of such Modifications to Licensee. The incorporation into the Licensed Work of any Modification developed by CHCF shall be reflected in the royalty schedule for the Licensed Work after good faith negotiations by the parties. Notwithstanding, licensee acknowledges and agrees that CHCF shall have no obligation to make Modifications of the Licensed Work.

         4.5 COMPLIANCE WITH LAWS. Licensee shall comply with all prevailing laws, rules and regulations pertaining to the use of the Licensed Work, and Licensee will be responsible for obtaining, at its cost and expense, any governmental approvals required to use the Licensed Work. All rights granted to Licensee by this Agreement are contingent upon compliance with United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and all other export controlled commodities. These laws include, but are not limited to, the Arms Export Control Act and the Export Administration Act as they may be amended. Licensee shall not, directly or indirectly, export any export controlled commodities, which are subject to this Agreement, unless the required authorization and/or license is obtained from the proper government agency(ies) prior to export. By granting rights in this Agreement, CHCF does not represent that export authorization or an export license will not be necessary or, if necessary, that such authorization or export license will be granted.


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

                                    ARTICLE V
                                 CONFIDENTIALITY

         5.1 CONFIDENTIALITY.

         (a) NONDISCLOSURE. Licensee shall maintain in confidence and shall not disclose to any third party (except an authorized sublicensee) the Confidential Information received pursuant to this Agreement, without the prior written consent of CHCF. The foregoing obligation shall not apply to:

                  (i) information that is known to Licensee or independently developed by Licensee in the performance of services or work wholly unrelated to the Project prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to CHCF upon receipt of the Confidential Information. This exception shall not apply to information learned by Licensee from any employee who was previously engaged by CHCF with responsibility for the development or use of the Licensed Work;

                  (ii) information disclosed to Licensee by a third party that has a right to make such disclosure;

                  (iii) information that becomes patented, published or otherwise part of the public domain as a result of acts by CHCF or by a third person who has the right to make such disclosure; or

                  (iv) information that is required to be disclosed by order of any governmental authority or a court of competent jurisdiction; provided that Licensee shall notify CHCF if it believes such disclosure is required and shall use its best efforts to obtain confidential treatment of such information by the agency or court.

         (b) USE OF CONFIDENTIAL INFORMATION. Licensee shall ensure that all of its employees having access to the Confidential Information of CHCF are obligated in writing to abide by Licensee's obligations hereunder. Licensee shall use the Confidential Information only for the purposes contemplated under this Agreement. Nothing in this Section 5.1 is intended to, or shall affect CHCF's rights to the CHCF Intellectual Property, or Licensee's payment obligations to CHCF hereunder.

         (c) NO OBLIGATION BY CHCF. CHCF shall not be obligated to accept any Confidential Information of the Licensee. If Licensee desires to furnish any of Licensee's Confidential Information to any CHCF personnel, Licensee may request such individual to sign a confidentiality agreement with Licensee in form and substance satisfactory to CHCF. CHCF bears no institutional responsibility for maintaining the confidentiality of any Confidential Information of Licensee.

         (d) COPYRIGHT NOTICE. The placement of a copyright notice by CHCF on the Licensed Work, or any portion thereof, shall not be construed to mean that the program or information has been published. Such placement will not release Licensee from its obligations of confidentiality hereunder.

         5.2 PUBLICATION. RIGHT TO PUBLISH. Neither CHCF nor Licensee shall disclose publicly, in writing or by oral presentation, Confidential Information related to the Licensed Work for which an appropriate form of intellectual property protection has not been filed without the prior written consent of the other party hereto.

         5.3                USE OF NAME.

         (a) Licensee shall not directly or indirectly use CHCF's name, or the name of any director, officer or employee thereof, without CHCF's written consent. CHCF hereby approves the use of the following wording as applied to CHCF, as appropriate:

                        (i)         [funded by]
                        (ii)        [licensed from]
                        (iii)       [developed in conjunction with]

         (b) CHCF and Licensee are independent entities and contractors and neither is an agent of the other. Neither Licensee nor CHCF shall take any action which would suggest to a reasonable person that an agency relationship exists between them.

         5.4 INJUNCTIVE RELIEF. Because damages at law will be an inadequate remedy for breach of any of the covenants, promises and agreements contained in this Article V hereof, CHCF shall be entitled to injunctive relief in any state or federal court with jurisdiction, including specific performance or an order enjoining the breaching party from any threatened or actual breach of such covenants, promises or agreements. Licensee hereby waives any objection it may have to the personal jurisdiction or venue of any such court with respect to any such action. The rights set forth in this Section 5.4 shall be in addition to any other rights which CHCF may have at law or in equity.

                                   ARTICLE VI
                         WARRANTIES AND REPRESENTATIONS

         6.1 REPRESENTATIONS AND WARRANTIES OF CHCF. CHCF represents and warrants to Licensee that this Agreement, when executed and delivered by CHCF, will be the legal, valid and binding obligation of CHCF, enforceable against CHCF in accordance with its terms. CHCF also represents to Licensee that CHCF has not received any written notice that the Licensed Work infringes the proprietary rights of any third party. These representations are to the knowledge of CHCF, based upon conversations with certain CHCF officers. CHCF has made no independent investigation of the matters which are subject to these representations.

         6.2 REPRESENTATION AND WARRANTIES OF LICENSEE. Licensee represents and warrants to CHCF as follows:

         (a) Licensee is a good corporation duly organized, validity existing and in good standing under the laws of Pennsylvania, and has all requisite corporate power and authority to execute, deliver and perform this Agreement;

         (b) This Agreement, when executed and delivered by Licensee, will be the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms; and

         (c) The execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach or default under, (i) the charter documents of Licensee, (ii) any law, order, judgment or governmental rule or regulation applicable to Licensee, or
         (iii) any provision of any agreement, contract, commitment or instrument to which Licensee is a party; and the execution, delivery and performance of this Agreement by Licensee does not require the consent, approval or authorization of, or notice or declaration to or filing or registration with, any governmental or regulatory authority.

                                   ARTICLE VII

                   LIMITATION ON LIABILITY AND INDEMNIFICATION

         7.1 NO WARRANTIES: LIMITATION ON LIABILITY. THE LICENSED WORK IS PROVIDED ON AN "AS IS" BASIS AND CHCF MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED WORK. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, CHCF MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY, (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (iii) THAT THE USE OF THE LICENSED WORK WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, CHCF DISCLAIMS ANY WARRANTY THAT THE LICENSED WORK IS FREE FROM THE RIGHTFUL CLAIMS OF ANY THIRD PARTY. CHCF SHALL NOT BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS, OR ANY OTHER THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM THE USE OF INFORMATION IN CONNECTION WITH THE LICENSED WORK SUPPLIED HEREUNDER OR ANY OTHER MATERIAL OR ITEM DERIVED THEREFROM. CHCF SHALL NOT BE LIABLE TO LICENSEE, OR ANY OTHER PERSON FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCURRED BY

LICENSEE OR ANY OTHER PERSON WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF CHCF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

         7.2 LICENSEE INDEMNIFICATION. Licensee will indemnify and hold harmless CHCF, its directors, officers, agents, representatives and employees (collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including reasonable attorney's fees) (individually, a "Liability" and collectively, the "Liabilities") which results from or arises out of (a) the use of the Licensed Work by Licensee, its Affiliates, assignees, vendors or other third parties; (b) breach by Licensee of any covenant or agreement contained in this Agreement; and (c) the successful enforcement by an Indemnified Party of its right under this Section 7.2. Without limiting the foregoing, Licensee will indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

         (a) Any claim of any kind related to the use by a third party of the Licensed Work by Licensee, its Affiliates, assignees, or other third parties; and

         (b) A claim by a third party that the Licensed Work infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party.

         7.3 PROCEDURES. The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to a Liability that is subject to the provisions of Section 7.2. Licensee shall have the right to defend any such claim or action, at its cost and expense. Licensee shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on CHCF or grants any rights to the Licensed Work, without CHCF's written consent, which consent shall not be unreasonably withheld. If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, CHCF may assume the defense of such claim or action for the account and at the risk of Licensee, and any Liability related thereto shall be conclusively deemed a liability of Licensee. Licensee shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of CHCF or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

         7.4 LIABILITY INSURANCE. During the Term of this Agreement, Licensee shall maintain general liability and product liability, insurance in amounts not less than $1,000,000 per incident and $1,000,000 in the aggregate, issued by an insurance company rated AA or better and naming CHCF as an additional insured. The minimum insurance amounts specified herein shall not be deemed a limitation on Licensee's indemnification liability under this Agreement. Licensee shall provide CHCF with copies of the endorsements to such policies, upon request of CHCF. Licensee shall notify CHCF at least thirty (30) days prior to cancellation of any such coverage.


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


                                  ARTICLE VIII
                       PROPRIETARY RIGHTS AND INFRINGEMENT

         8.1         PROPRIETARY RIGHTS PROTECTION.

         (a) LICENSEE CONTROL. Licensee shall be responsible for and shall control the preparation, prosecution and maintenance of all copyrights and patent rights pertaining to the Licensed Work. Licensee shall be entitled to deduct from Fees all documented out-of-pocket expenses (including legal fees, filing and maintenance fees or other governmental charges) incurred in connection with the filing, prosecution and maintenance of any such rights ("Permitted Proprietary Rights Fees").

         (b) LICENSEE OBLIGATIONS. Licensee and CHCF shall mutually determine the countries where copyrights and patents pertaining to the Licensed Work will be prosecuted and maintained. If Licensee declines to pay for such prosecution and maintenance costs in any jurisdiction, CHCF may do so at its cost and expense but such rights shall be excluded from the definition of Licensed Work.

         (c) CHCF PROSECUTION. If Licensee elects not file, prosecute or maintain any copyright pertaining to the Licensed Work, it shall notify CHCF at least sixty (60) days prior to taking, or not taking, any action which would result in abandonment, withdrawal, or lapse of such right. CHCF shall then have the right to file, prosecute or maintain the right at its own expense and shall be reimbursed by Licensee (but only from Fees), with such reimbursed amounts (after such reimbursement) being deductible as Permitted Proprietary Rights Fees hereunder.

         (d) COOPERATION. Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all rights referred to in this Section 8.1.

          8.2 OWNERSHIP. Licensee acknowledges that all right, title and interest in and to the Licensed Work and any copyrights, patents, trademarks and other protection related thereto is and shall remain in CHCF, regardless of which party prepares prosecutes or maintains the foregoing, subject to the express license granted to Licensee under Article II hereof. Licensee further agrees to assign (or cause to be assigned) and does hereby assign fully to CHCF all of Licensee's rights, if any, worldwide in the Licensed Work and all intellectual property rights thereto including any copyrights, patents, patent applications, trademarks, and tradenames, subject to the express license granted to Licensee under Article II hereof.

         8.3       POWER TO SIGN.

         (a) CHCF agrees that if Licensee is unable because of CHCF's unavailability, incapacity, or for any other reason, to secure a signature by or on behalf of CHCF for or to pursue any application for any United States or foreign patents or copyright registrations covering the Licensed Work, then CHCF hereby irrevocably designates and appoints Licensee and its duly authorized officers and agents as CHCF's agent and attorney in fact, to act for and on CHCF's behalf and stead to execute, acknowledge, deliver and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by CHCF.

         (b) Licensee agrees that if CHCF is unable because of Licensee's unavailability, incapacity, or for any other reason, to secure a signature by or on behalf of Licensee for or to pursue any application for any United States or foreign patents or copyright registrations covering the Licensed Work assigned to CHCF herein, then Licensee hereby irrevocably designates and appoints CHCF and its duly authorized officers and agents as Licensee's agent and attorney in fact, to act for and on Licensee's behalf and stead to execute, acknowledge, deliver and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Licensee.

         8.4       INFRINGEMENT BY THIRD PARTY.

         (a) LICENSEE'S OBLIGATIONS. Each party will promptly notify the other party of any infringement or possible infringement of rights relating to the Licensed Work. Licensee shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, CHCF shall cooperate with Licensee, at Licensee's expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on CHCF or grants any rights to the Licensed Work, without CHCF's written consent.

         (b) CHCF'S RIGHTS. If Licensee fails to prosecute such infringement within ninety (90) days after receiving notice thereof, CHCF shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, Licensee shall cooperate with CHCF, at CHCF's expense.

         (c) RECOVERY DISTRIBUTION. Any recovery obtained by the prosecuting party as a result of such proceeding, by settlement or otherwise, shall be applied first to the prosecuting party, in an amount equal to its costs and expenses of the litigation, with the remainder to be paid to Licensee, subject to the earned royalties due to CHCF under Article 3 hereof.

                                   ARTICLE IX
                              TERM AND TERMINATION

         9.1 TERM. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue, subject to earlier termination under Sections 9.2 or 9.3 hereof, for a period of thirty (30) years thereafter.

         9.2      TERMINATION BY CHCF.

         (a) EVENTS OF DEFAULT. Upon the occurrence of any of the events set forth below ("Events of Default"), CHCF shall have the right to terminate this Agreement by giving written notice of termination, such termination being effective with the giving of such notice:

                  (i) nonpayment of any amount payable to CHCF that is continuing ten (10) calendar days after CHCF gives Licensee written notice of such nonpayment;

                  (ii) breach by Licensee of any covenant (other than a payment breach referred to in clause (i) above) or any representation or warranty contained in this Agreement that is continuing sixty (60) calendar days after CHCF gives Licensee written notice of such breach; provided that if Licensee, using its best efforts, cannot cure such breach within the first sixty (60) days, the cure period shall be extended by an additional sixty (60) calendar days, the total cure period not to exceed one hundred twenty (120) days;

                  (iii) Licensee fails to comply with the terms of the license granted under Article II hereof and such noncompliance is continuing thirty (30) calendar days after CHCF gives Licensee notice of such noncompliance;

                  (iv) Licensee becomes subject to a Bankruptcy Event;

                  (v) the dissolution or cessation of operations by Licensee; or

                  (vi) Licensee has failed to receive any fees for use or sublicensing of the Licensed Program by December 31, 2001.

         (b) NO WAIVER. No exercise by CHCF of any right of termination shall constitute a waiver of any right of CHCF for recovery of any monies then due to it hereunder or any other right or remedy CHCF may have at law or under this Agreement.

         (c) SUBLICENSES. Any sublicense(s) in effect at the time of such termination by CHCF will be assigned to CHCF and will remain in full force and effect so long as (1) Licensee is in full compliance with the terms and conditions of any such sublicense(s), and (2) such sublicense(s) are consistent with the terms of this Agreement, and (3) CHCF has no obligation to provide any support, maintenance or other service to sublicensee. The assignment will occur automatically upon the request of Licensee, notwithstanding the provision of 9.5 "Sublicenses".

         9.3 TERMINATION BY LICENSEE. Licensee shall have the right to terminate this Agreement, after the last day of the stated term of the Consulting Agreement with or without cause, upon (90) days written notice to CHCF at which point, subject to Section 9.5, all rights to the Licensed Work shall revert to CHCF. No such termination shall constitute a waiver of any right of CHCF for recovery of any monies then due to it hereunder or any other right or remedy CHCF may have at law or under this Agreement.

          9.4 RIGHTS AND DUTIES UPON TERMINATION. Within thirty (30) days after termination of this Agreement, each party shall return to the other party any Confidential Information of the other party. Licensee also shall return all copies of Licensed Programs or other portions of the Licensed Work in its possession that are embodied in physical form to CHCF promptly upon the termination of this Agreement.

          9.5 SUBLICENSES. Any sublicenses granted by Licensee under this Agreement may survive termination of this Agreement in accordance with the terms of such sublicense if so requested by CHCF, in which event the sublicense shall be assigned to CHCF.

          9.6 PROVISIONS SURVIVING TERMINATION. Licensee's obligation to pay Royalties accrued but unpaid prior to termination of this Agreement shall survive such termination. In addition, Sections 3.8, 3.9, 4.1, 8.2, 8.3 and this
9.6 and Articles V, VI and VII and any other provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

                                    ARTICLE X
                              ADDITIONAL PROVISIONS

          10.1 SAFETY NET PROVIDERS. During the term of this Agreement, Licensee shall provide the products and services relating to or derived from the Project to Safety Net Providers at a price that is at least 25% less than the most favorable then-current price offered for the same or similar products or services, as the case may be, to similarly situated providers.

          10.2 ANCHOR AGREEMENTS. Licensee shall enter into an agreement with each Care Alliance Anchor in substantially the form set forth in Exhibit A attached hereto. CHCF shall, in its sole discretion, have the right to approve or disapprove of any schedule to such agreement or schedule to any exhibit of such agreement prior to its effectiveness.

          10.3 ASSIGNMENT. This Agreement and the rights and duties appertaining thereto may not be assigned by the Licensee, directly or indirectly except to an Affiliate of Licensee wherein Licensee guarantees performance of assignee or in the case of merger, acquisition or operation of law, without first obtaining the written consent of CHCF. Any such purported assignment, without the written consent of CHCF, shall be null and of no effect. No assignment shall relieve Licensee of responsibility for the performance of any obligations which have accrued prior to such assignment.

          10.4 NO WAIVER. A waiver by either party of a breach or violation of any provision of this Agreement must be in writing in order to be effective. No waiver will constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waives of any breach or violation of any other provision of this Agreement.

          10.5 INDEPENDENT CONTRACTOR. Nothing herein shall be deemed to establish a relationship of principal and agent between CHCF and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting CHCF and Licensee as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party.

          10.6 NOTICES. Any notice under this Agreement shall be sufficiently given if sent in writing by prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

         (a)       if to CHCF, to:

                           California Healthcare Foundation
                           476 Ninth Street
                           Oakland, CA  94607
                           Attn:  Sam Karp, Chief Information Officer
                           Phone:  (510) 238-1040
                           Facsimile:  (510) 238-1388

         (b)      if to Licensee, to:

                           CareScience, Inc.
                           3600 Market Street, 6th Floor
                           Philadelphia, PA 19104
                           Attn:  Ronald A. Paulus, President
                           Phone:  (215) 387-9401
                           Facsimile:  (215) 387-9406

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Section.

          10.7 ENTIRE AGREEMENT; EFFECT ON EXISTING AGREEMENT. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, including without limitation Section 9 of the Consulting Agreement. The parties acknowledge and agree that Section 9 of the Consulting Agreement is hereby replaced in its entirety by this Agreement, which shall be deemed to apply to all matters covered hereby since the effective date of the Consulting Agreement, October 1, 1999, it being the intent of the parties that all such matters shall be governed by this Agreement, rather than some by the provisions of Section 9 of the Consulting Agreement and others by this Agreement. This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

          10.8 SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

          10.9 HEADINGS. Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

          10.10 NO THIRD PARTY BENEFITS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

          10.11 GOVERNING LAW. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, without giving effect to conflict of law provisions.

          10.12 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

INTENDING TO BE BOUND, the parties hereto execute this Agreement through their authorized representatives as of the date first written above.

                       CALIFORNIA HEALTHCARE FOUNDATION



                      By:/s/ CRAIG C. ZIEGLER
                      -----------------------
                      Name:  Craig C. Ziegler
                      Title:  Chief Financial Officer


                      CARESCIENCE, INC.



                      By:/s/ RONALD A. PAULUS
                      -----------------------
                      Name:  Ronald A. Paulus
                      Title: President

                                    EXHIBIT A

                  FORM OF AMENDED AND RESTATED ANCHOR AGREEMENT

                                CARESCIENCE, INC.
                      AMENDED AND RESTATED ANCHOR AGREEMENT

         THIS AMENDED AND RESTATED ANCHOR AGREEMENT ("Agreement") is entered this _____ day of INSERT MONTH AND YEAR into by and between INSERT ANCHOR NAME ("Anchor"), a INSERT STATE AND TYPE OF ORGANIZATION located at INSERT ADDRESS, and CareScience, Inc. ("CS"), a Pennsylvania corporation with offices at 3600 Market Street, 6th Floor, Philadelphia, PA 19104.

         WHEREAS, the parties desire to participate in the evaluation of the efficacy of community-wide data sharing within the County of Santa Barbara, California (the "Project"), sponsored by the California Healthcare Foundation, ("CHCF") a California non-profit public benefit corporation located at 476 Ninth Street, Oakland, CA 94607, which project will be managed by CS;

         WHEREAS, the parties intend that any data to be shared by them in connection with the Project which is "protected health information" as defined in proposed 45 C.F.R. Part 164 or any such succeeding final regulations (the "HHS Regulations") shall be used only for treatment, payment or health care operations, as defined in the HHS Regulations, unless prior written consent is obtained from the individual subjects of such data or such data is de-identified in compliance with the HHS Regulations;

         WHEREAS, the parties both recognize that the Project is contingent upon receipt of funds from CHCF;

         WHEREAS, the parties are party to an Anchor Agreement, dated as of ________ (the "Original Anchor Agreement");

         WHEREAS, the parties desire to amend and restate the Original Anchor Agreement in its entirety as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       CERTAIN DEFINITIONS:

         1.1      "ANCHOR" has the meaning set forth in the preamble.
         1.2 "CARE DATA EXCHANGE PROJECT IP" means any and all IP used in, developed during, or related to the data exchange project funded by CHCF (the "Data Exchange Project"), which is a project to develop (i) concepts related to, (ii) a methodology for, and (iii) means of effecting the electronic distribution and sharing or exchange of data through a site or sites located on the world wide web, which data may consist of text, graphics, still or moving images, audio files, e-mail or other content.
         1.3      "CHCF" has the meaning set forth in the preamble.
         1.4 "CHCF INTELLECTUAL PROPERTY" means any and all IP which is either Care Data Exchange Project IP or Vendor Certification Project IP and not (i) data which solely identifies a specific individual or entity, (ii) a standard software product (i.e., a product generally available for license to consumers (e.g., "Windows" or "Quicken" products)) licensed or purchased in the ordinary course of business or (iii) a software product set forth on Schedule 1.4 and which is solely an internal system or process of an Anchor or member of a Care Alliance team (i.e. not necessary to the functioning of any work included in the Care Data Exchange Project IP or the Vendor Certification Project IP).
         1.5      "COMMITTEE" has the meaning set forth in Section 9.1.
         1.6      "CS" has the meaning set forth in the preamble.
         1.7 "DELIVERABLES" means those items that the Anchor is responsible for delivering or ensuring the delivery of in order to comply with the terms and conditions of this Agreement as set forth in Exhibit 1.7 or as otherwise required to receive payment from CHCF.

         1.8 "EFFECTIVE DATE" means INSERT DATE, the date upon which the services under this Agreement began in support of the Project;
         1.9 "IP" means any and all business models, copyrights, data, software, technical and other documentation, trade secret rights (including any that may be included in any patent applications), and all other intellectual property rights as may now exist or hereafter come into existence and be protectable by law anywhere throughout the world, and all applications and registrations therefor, patent rights, and name, brand, mark trademark, service mark, trade dress, business name or other indicia of origin including without limitation any registrations, applications and renewals therefor.
         1.10 "ORIGINAL ANCHOR AGREEMENT" has the meaning set forth in the preamble.
         1.11 "PARTICIPANTS" means those organizations listed on Exhibit 1.7 (as may be amended from time to time by written agreement of the parties) with whom Anchor has entered into a Care Data Alliance Agreement described in Section 6.1.
         1.12     "PLANNING DOCUMENT" is defined under the Deliverables in
                  Exhibit 1.7.
         1.13     "PROJECT" has the meaning set forth in the preamble.
         1.14     "PROJECT COMPENSATION" is defined under Compensation in
                  Section 7.1.
         1.15 "VENDOR CERTIFICATION PROJECT IP" means any and all IP used in, developed during, or related to the vendor certification project funded by CHCF, which is a project to develop (i) concepts related to, (ii) a methodology for, and (iii) means of effecting the electronically-enabled application for certification of vendors or suppliers of goods or services to be used in connection with the Data Exchange Project or any similar data exchange project ("Project Vendors"), certification of Project Vendors, promulgation of Project Vendor standards, distribution of tools and/or information about tool sets required for Project Vendor certification, and to display Project Vendors' certification status and results.
         1.16 All other capitalized terms used, but not defined herein have the meaning ascribed to such terms in the Santa Barbara County Data Exchange Accord.

2.       TERM OF ENGAGEMENT.

         2.1 CS hereby engages Anchor on the terms and conditions as defined herein to take on the responsibilities as specified for Anchor in this Agreement and to develop or to ensure the development of the Deliverables in accordance with the description and timeline as set forth in Exhibit 1.7 attached hereto.
         2.2 The term of this Agreement ("Term") shall be for a period from the Effective Date through INSERT TERMINATION DATE and shall automatically terminate on INSERT TERMINATION DATE or upon the completion of the scope of work as stated in Exhibit 1.7, whichever comes first, unless otherwise terminated earlier as allowed herein.

3. PROVISION OF SERVICES. Anchor may, at Anchor's discretion and at Anchor's own expense, use consultants or other third parties to perform the services required to generate the Deliverables required under this Agreement so long as Anchor guarantees the performance of any such consultants or third parties and provides written notice to CS of its intent to use such any such consultants or third parties.

4.       TERMINATION.

         4.1      MUTUAL TERMINATION RIGHTS.

                  4.1.1 BREACH. Either party may terminate this Agreement upon the provision of at least four (4) weeks advance written notice to the other party in the event that the other party is in breach of a material provision of this Agreement and fails to cure that breach to the reasonable satisfaction of the other party within four (4) weeks of receipt of notice (or such longer time that may be specified in the notice).
                  4.1.2 CESSATION OF OPERATIONS OR BANKRUPTCY. In the event either party ceases its business operations or files for or declares bankruptcy or is otherwise deemed insolvent, then the other party may, subject to the restrictions imposed by federal bankruptcy law, at its sole discretion, terminate this Agreement upon giving written notice of termination to the other party.
                  4.1.3 Either party may terminate this Agreement upon the provision of at least four (4) weeks advance written notice to the other party.

         4.2      CS RIGHT OF TERMINATION.

                  4.2.1    ANCHOR'S INABILITY TO PRODUCE DELIVERABLES. If in
                           CS' reasonable judgment, it determines that Anchor will be unable to produce the Deliverables required under this Agreement according to the schedule set forth in Exhibit 1.5, CS reserves the right to terminate this Agreement upon four (4) weeks' written notice to Anchor unless Anchor is able to demonstrate to CS' reasonable satisfaction that it will be able to produce the Deliverables and that demonstration occurs within four (4) weeks of receipt of CS' notice of termination.

                  4.2.2 FAILURE TO PRODUCE DELIVERABLES IN A PROFESSIONAL MANNER. Anchor's failure to perform the services required to produce the Deliverables in a professional manner, as determined by CS in its sole discretion, shall constitute a material breach of this Agreement. CS reserves the right to terminate this Agreement if Anchor repeatedly fails to produce the Deliverables in a professional manner upon four
                           (4) weeks' written notice to Anchor, unless Anchor is able to demonstrate to CS' satisfaction that it will be able to produce the Deliverables in a professional manner and that demonstration occurs within four (4) weeks of receipt of CS' notice of termination. Anchor shall be solely responsible for the professional performance of the services required to produce the Deliverables, and shall receive no assistance from, and will not be under the control of, CS.

                  4.2.3 CHCF'S TERMINATION OF THIS PROJECT. CS may terminate this Agreement upon the provision of two (2) days advance written notice in the event that CHCF terminates its project contract with CS.

         4.3 LIMITATION ON POST-TERMINATION PAYMENT OBLIGATIONS. In the event that CS terminates this Agreement under the provisions of Sections 4.1.1, 4.1.3, 4.2.1, or 4.2.2, (A) neither CS nor
                  CHCF shall have any further payment obligation to Anchor except for any Project Compensation (as defined below) contingent upon Deliverables already made and accepted by CS but not yet paid to Anchor and (B) Anchor shall immediately refund to CHCF any payments advanced to it for Deliverables not yet made or accepted by CS. In the event that CS terminates this Agreement under the provisions of Sections
                  4.1.2 or 4.2.3 or Anchor terminates this Agreement under
                  Section 4.1.1, Anchor shall be reimbursed for all reasonable expenses that would otherwise be allowed under this Agreement that have been incurred by but not yet reimbursed to Anchor. If Anchor has any funds in excess of these expenses they shall be immediately refunded to CHCF. In the event that Anchor terminates this Agreement under the provisions of Section 4.1.3, Anchor shall immediately inform CS of its termination in writing, shall refund funding for any incomplete deliverables on a pro-rated basis directly and immediately to CHCF and shall deliver all CHCF Intellectual Property in Anchor's possession directly and immediately to CHCF.

5.       CARE DATA EXCHANGE.

         5.1 Anchor has signed the Santa Barbara County Care Data Exchange Accord, a copy of which is attached hereto as Exhibit 5.1, and will remain an active Member of the Care Data Exchange at all times during the Term of this Agreement. Anchor will use its best efforts to develop and support the growth and expansion of the Care Data Exchange, participate on the Care Data Exchange Council and attend all Care Data Exchange meetings.

         5.2 Anchor will allow external parties to engage in discussions with and visit Anchor's premises and use reasonable efforts to allow such parties to engage in discussions with and visit Participants' premises from time to time upon request and reasonable notice from CS in furtherance of understanding and/or assessing the success of the Project, and will cooperate with such parties' reasonable requests to meet with Anchor's representatives and/or Participants' representatives.

         5.3 Anchor will participate in all Care Data Exchange Conferences and Vendor Exhibitions held in or within __[INSERT A NUMBER] miles of Santa Barbara County.

6.       CARE DATA ALLIANCE AGREEMENTS.

         6.1 As part of its Deliverables, Anchor will enter into a Care Data Alliance Agreement, in the form attached as Exhibit 6.1, with the Participants. Anchor may not enter into, amend, terminate or waive any rights under a Care Data Alliance Agreement without CS' advance written approval unless this Agreement has been terminated.

         6.2 Anchor will lead and participate in the Care Data Alliance and ensure that Participants participate in the Care Data Alliance.

         6.3 Anchor will make payments to Participants according to the Payment Schedule set forth in Exhibit 7 and in accordance with the Care Data Alliance Agreement.

         6.4 Neither the Anchor nor the Participant may use funds provided under this agreement to purchase, lease or otherwise contract for technology that is not certified by CS. Anchor acknowledges and agrees that although CS has the right to certify any purchase or use of technology, CS is not guaranteeing that such technology will work or be compatible with the Project.

7.       COMPENSATION.

         7.1 COMPENSATION. Compensation will be paid to Anchor by CHCF in accordance with the payment schedule set forth in Exhibit 7 and in accordance with the approvals and instructions provided by CS as set forth in its agreement with CHCF dated October 1, 1999. Anchor hereby acknowledges and agrees that CHCF may not modify the Deliverables or the Payment Schedule without the advance written approval of CS. Anchor further acknowledges and agrees that CHCF (and not CS) is providing the payments set forth in Exhibit 7 (the "Project Compensation") and that CS shall have no liability to Anchor or any other person if CHCF fails to pay any Project Compensation due to Anchor.

         7.2 FUNDS ARE TO BE USED ONLY FOR DELIVERABLES. The Project Compensation funds may not be used for any purposes other than those specifically required to meet the Deliverables and that are consistent with the purpose of the project. Anchor is responsible for all expenses other than those specifically provided for in this Agreement.

         7.3 AUDITS. Anchor shall maintain full and complete records (which shall be made available to CS and/or CHCF and their respective agents) to the extent reasonably required by CS and/or CHCF to permit CS and/or CHCF (or their respective agents) to audit invoices related to project expenditures. CS or CHCF (or their respective agents), at its own expense, will periodically audit a selected number of its contracts. If Anchor is selected for an audit, Anchor shall provide all reasonable assistance in connection with such audit. Anchor acknowledges and agrees that CS may provide to CHCF copies of any and all information provided to CS by Anchor related to the Project or this Agreement. Records must be kept for at least three (3) years after completion of this Agreement.

         7.4 NO OTHER OBLIGATIONS OF CHCF. CHCF shall have no obligation or liability to Anchor for any performance or non-performance under this Agreement by CS, or for any payments, liabilities or obligations of Anchor or CS other than the Project Compensation payable in accordance with the other terms and conditions hereof.

8.       INDEPENDENT CONTRACTOR.

         8.1 Anchor enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Anchor look to CS or CHCF as its employer, or as a partner, agent or principal. Anchor shall not be entitled to any benefits which may be accorded to CS's or CHCF's employees, including workers' compensation, employee benefit plans, disability insurance, vacation or sick pay. Anchor shall be responsible for providing, at Anchor 's expense, and in Anchor's name, disability, workers' compensation or other insurance as well as licenses and permits usual or necessary for performing the Services.

         8.2 Anchor shall be responsible for all wages, withholding, workers compensation and all other fringe benefits for its employees. Anchor is not an agent of CS or CHCF, nor shall Anchor possess any right or authority to bind CS or CHCF in any manner without the consent of CS or CHCF as the case may be. None of Anchor's employees shall hold themselves out to third parties to be, or otherwise represent in any manner that they are, an officer, director, agent or employee of CS or CHCF or their affiliates, or that such employee of Anchor has authority to bind CS or CHCF or any of their affiliates.

         8.3 Anchor shall pay, when and as due, any and all taxes incurred as a result of the compensation paid to Anchor hereunder, including any estimated taxes, and shall provide CS with proof of payment on demand.

         8.4 Anchor hereby represents and warrants to CS that it has verified the immigration status of each of its employees as required by applicable law and regulations, and is in compliance with all applicable federal immigration law and regulations with respect to each of its employees.

9.       INTELLECTUAL PROPERTY.

         9.1 Anchor acknowledges and agrees, for good and valuable consideration, including, without limitation, that specified in Section 7 hereof, that all CHCF Intellectual Property and all intellectual property rights therein and appurtenant thereto, including, without limitation, all intellectual property arising in or developed as a result of Anchor's participation in the Committee, are and will remain the sole and exclusive property of CHCF except as otherwise determined in writing by CHCF. Anchor further agrees to assign (or cause to be assigned) and does hereby assign fully to CHCF all of Anchor's worldwide rights, title and interest, if any, worldwide in such CHCF Intellectual Property and all intellectual property rights therein and appurtenant thereto, including, without limitation, any copyrights, patents, patent applications, trademarks, and trade names. CHCF shall have the right to obtain and hold in its own name patents, copyright registrations, or other such protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Anchor agrees to give CHCF and any person designated by CHCF such reasonable assurance and assistance (at CHCF's expense for all out-of-pocket costs incurred in connection therewith) as is required to obtain patents, copyright registrations or otherwise to perfect CHCF's rights in any CHCF Intellectual Property. As used herein "Committee" shall mean any committee or group constituted to consider the Project, or any aspect thereof.

         9.2 Anchor acknowledges and agrees that CHCF will at all times have the right, in its sole and exclusive discretion, to sell, license, or otherwise exploit in any medium now or hereafter known, any of the CHCF Intellectual Property.

         9.3 Anchor agrees that if CHCF is unable because of Anchor's unavailability, incapacity, or for any other reason, to secure a signature by or on behalf of Anchor or to pursue any application for any United States or foreign patents or copyright registrations covering the CHCF Intellectual Property assigned to CHCF herein, then Anchor hereby irrevocably designates and appoints CHCF and its duly authorized officers and agents as Anchor's agent and attorney in fact, to act for and on Anchor's behalf and stead to execute, acknowledge, deliver and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Anchor.

         9.4 Anchor agrees that Anchor will not have or be deemed to have any lien, charge or other encumbrance upon any of the rights conveyed to CHCF herein, the CHCF Intellectual Property, or any proceeds derived therefrom, and that no act or omission by CHCF or CS, nor any other act, omission or event of any kind, will terminate or otherwise adversely affect CHCF's ownership of the rights conveyed herein.

         9.5 Anchor agrees to secure a right on behalf of CHCF identical to this right in any agreements with any Participants.

10.      MUTUAL CONFIDENTIALITY.

         10.1 Both parties acknowledge that during the course of this Agreement, either party may have access to information which is confidential to, or a trade secret of, the other party or CHCF. Both parties agree not to disclose any such information, regardless of the form or format in which, or means by which, the other party becomes aware of such information, to any third party without the specific written authorization of the other party or CHCF as the case may be. For the purposes of this Agreement, trade secrets and confidential information shall not include information that (i) is generally available to the public (other than as a result of a disclosure by a party hereto or its affiliates), or (ii) is available to such party on a non-confidential basis from a source that is not prohibited from disclosing such information to such party.

         10.2 All CHCF Intellectual Property shall be deemed trade secret and/or confidential information of CHCF, and Anchor shall not, and shall have no right to disclose or authorize the disclosure of such information to any person or entity without the prior written consent of CHCF. Notwithstanding the foregoing, officers of Anchor shall be allowed to speak publicly about the processes and materials developed in the course of Anchor's performance of this Agreement so long no CHCF Intellectual Property is disclosed without CHCF's consent.

         10.3 Both parties agree to take whatever measures are reasonably necessary, by notice, agreement or otherwise, to ensure that any employee of either party, or anyone provided access thereto by either party shall be personally bound to maintain the confidentiality of any and all information acquired in the course of providing services under this Agreement.

11.      INDEMNIFICATION.

         11.1 Anchor hereby agrees to indemnify, defend and hold harmless CS and CHCF, and CS's and CHCF's officers and directors from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest and penalties, and reasonable attorneys' fees and costs, that CS or CHCF may incur or suffer and that result from, or are related to, (i) any breach or failure of Anchor to perform any representations, warranties, covenants or other agreements contained in this Agreement, including, but not limited to, Anchor's failure to produce the Deliverables in accordance with the schedule set forth on
                  Exhibit 1.5, (ii) any assertion, claim or cause of action by any employee or consultant of Anchor that such consultant or employee is entitled to any benefits form CS or CHCF, or (iii) Anchor's breach of the Care Data Alliance Agreement.

         11.2 Each party shall indemnify and hold the other party harmless from and against any and all claims, liabilities, injuries, suits, demands and expenses of all kinds (including reasonable attorney's fees) that may result or arise out of the other party's negligent, reckless, deliberate, illegal or fraudulent acts or omissions. In the event that a claim is made against both parties, it is the intent of both parties to reasonably cooperate in the defense of said claim.

12. REPRESENTATIONS OF ANCHOR. Anchor represents and warrants that Anchor has the qualifications and ability to perform the services required to produce the Deliverables in a professional manner, without the advice, control, or supervision of CS. Anchor further represents and warrants that Anchor possesses any and all licenses and governmental approvals required in order for Anchor to perform the services required to produce the Deliverables. Anchor's execution of this Agreement and its performance of the services contemplated herein do not and will not contravene any laws, regulations or rules of any state, federal, or non-governmental regulatory body. No consent of any third party is required for the execution by Anchor of this Agreement and the performance of the services contemplated herein. Anchor's representations and warranties in this Agreement shall survive termination of this Agreement.

13.      GENERAL PROVISIONS.

         13.1 BINDING ON SUCCESSORS. Subject to any restrictions stated in any other provision of this Agreement, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns. Except for CHCF, none of the provisions of this

                  Agreement is intended to provide any rights or remedies to any person (including without limitation any employees or creditors of either of the parties hereto), other than the parties and their respective successors and permitted assigns. Notwithstanding the rights and remedies expressly conferred on CHCF herein, CHCF is not a party to this Agreement, and shall have no obligations to Anchor or CS, or be responsible in any way for the performance or non-performance of Anchor or CS hereunder, provided that CHCF shall make the Project Compensation payments to Anchor subject to the other terms and conditions hereof.

         13.2 PARTIAL INVALIDITY/SEVERABILITY. Should any of the provisions of this Agreement be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

         13.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings and agreements including, but not limited to, any and all consulting or consultancy agreements, promissory notes, summary of agreements, discharge agreements, non-disclosure agreements, reduction of debts agreements, and any other document executed between the parties or their agents, employees, officers or shareholders.

         13.4 AMENDMENTS; WAIVERS. No provision of this Agreement may be changed, extended, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto, provided that no such amendment, modification, discharge or termination shall be effective unless and until CHCF agrees thereto in writing.

         13.5 NOTICE. Any notice, payment, report or any other communication required or permitted to be given by one party to the other party by this Agreement shall be in writing, shall be deemed effective upon receipt and shall be either (a) served personally on the other party, (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other party by like notice, or (c) delivered by commercial courier to the other party, at the following address:

                           To CS:
                           CareScience, Inc.
                           3600 Market Street, 6th Floor
                           Philadelphia, PA  19104
                           Phone: (215) 387-9401
                           Facsimile: (215) 387-9406
                           Attention: President

                           To Anchor :
                           INSERT ADDRESS 1
                           INSERT ADDRESS 2
                           INSERT ADDRESS 3
                           Phone: INSERT PHONE
                           Facsimile: INSERT FAX
                           Attention: INSERT CONTACT

         13.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California, without giving effect to conflicts of law principles.
         13.7 TITLES AND HEADINGS. Title and headings to sections, subsections and sub-subsections of this Agreement are for the purposes of reference only and shall not affect the interpretation of this Agreement.
         13.8 COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
         13.9 TAX MATTERS. Nothing in this Agreement shall be construed to require CS or CHCF to take any action that would violate any federal or state law, rule or regulation, including, but not limited to, the rules governing organizations classified as private foundations as set forth in the Internal Revenue Code, and any state laws concerning the operation of charitable trusts or private foundations. CS has the authority to report any payments made hereunder to the Internal Revenue

                  Service, and to make any withholdings as required by the Internal Revenue Code or any applicable state law.

         13.10 SURVIVAL. In the event of any expiration or termination of this Agreement, provisions hereof which are intended to continue and survive shall so continue and survive, including, but not limited to, the provisions of Sections 4.3, 7.3, 7.4, 8, 9, 10, 11, 12 and 13.

         13.11 ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned or transferred by Anchor, except with the prior written consent of CS.

         13.12 POLITICAL ACTIVITIES. Funds from this Agreement may not be used for any purposes other than those that directly support the project. Prohibited purposes include but are not limited to: to carry out propaganda, or otherwise attempt to influence legislation; to influence the outcome of any specific public election or to carry on directly or indirectly any voter registration drive.

         13.13 USE OF NAME, ACKNOWLEDGEMENT AND PUBLICITY. Anchor may not publish or otherwise disclose in writing or in computer form, and shall use reasonable efforts not to allow any Participant to publish or otherwise disclose in writing or in computer form, any information regarding the project including but not limited to press releases or project results without prior approval by CS and CHCF. CS or CHCF may issue press releases without prior consent of Anchor or Participant so long as any description of Anchor or Participant has been pre-approved, and such description is hereby attached hereto as Exhibit
                  13.13. Anchor may not otherwise use CS's or CHCF's names except as specified in this Agreement. Any publication produced by Anchor that refers to or results from this Project shall include an acknowledgment of CHCF and CS that reads:

                  SUPPORTED BY THE CALIFORNIA HEALTHCARE FOUNDATION, BASED IN OAKLAND, CALIFORNIA. THE FOUNDATION IS A NON-PROFIT PHILANTHROPIC ORGANIZATION WHOSE MISSION IS TO EXPAND ACCESS TO AFFORDABLE, QUALITY HEALTH CARE FOR UNDERSERVED INDIVIDUALS AND COMMUNITIES, AND TO PROMOTE FUNDAMENTAL IMPROVEMENTS IN THE HEALTH STATUS OF THE PEOPLE OF CALIFORNIA. THIS PROJECT WAS MANAGED BY CARESCIENCE, INC., WHICH PROVIDES INTERNET-BASED TOOLS DESIGNED TO IMPROVE THE QUALITY AND EFFICIENCY OF HEALTH CARE. CARESCIENCE'S OBJECTIVE IS TO FACILITATE IMPROVEMENTS IN HEALTH CARE QUALITY AND EFFICIENCY BY USING THE INTERNET TO BECOME THE LEADER IN COLLECTION, ANALYSIS AND EXCHANGE OF COMPREHENSIVE, COMMUNITY-WIDE CLINICAL DATA. CARESCIENCE'S PRODUCTS ALLOW HOSPITAL, HEALTH SYSTEM, HEALTH PLAN, PHYSICIAN AND PHARMACEUTICAL MANUFACTURER USERS TO COST-EFFECTIVELY EVALUATE AND MANAGE THE KEY QUALITY FACTORS IN CARE DELIVERY.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties effective as of the day and year first written above.

                                                          For CareScience, Inc.

                                                          By:
                                                             ------------------
                                                          Name:
                                                               ----------------
                                                          Its:
                                                              -----------------
                                                          For Anchor

                                                          ----------------------
                                                          By:
                                                             ------------------
                                                          Name:
                                                               ----------------
                                                          Its:
                                                              -----------------

                                                          Tax ID
                                                                ---------------


      Date:       _________________________

                                   EXHIBIT 1.7
                                   -----------

                                  DELIVERABLES

INSERT ANCHOR ORGANIZATION NAME

Anchor agrees to professionally and competently complete the following deliverables to CS' reasonable satisfaction according to the schedule below and to submit to CS each deliverable by the agreed upon due date.

         DELIVERABLES                              DUE DATE/
                                                   TIMEFRAME

Sign Care Data Exchange Accord                     Completed:INSERT DATE


Enter into Care Data Alliance Agreements          Within 30 days of
as provided by CS with self-selected              execution of this
Santa Barbara Care Data Exchange Members          Agreement



Develop Care Data Alliance Data Security
Policies and Procedures.

Milestone
Deliverable to be submitted

Milestone
Deliverable to be submitted

                                  EXHIBIT 1.11

                         CARE DATA ALLIANCE PARTICIPANTS

INSERT ANCHOR ORGANIZATION NAME

LIST PARTICIPANTS HERE

                                   EXHIBIT 6.1

                          CARE DATA ALLIANCE AGREEMENT

INSERT ANCHOR ORGANIZATION NAME

                                    EXHIBIT 7

                                PAYMENT SCHEDULE
                         INSERT ANCHOR ORGANIZATION NAME

CHCF will make payments to Anchor according to the following Payment Schedule provided CS certifies to CHCF that (i) Anchor is not in breach of this Agreement, and (ii) has met all conditions to such payment as set forth herein. This Agreement comprises payment solely for process and labor-related deliverables specifically provided for in this agreement and not including vendor-specific technologies.

Total project costs: not to exceed INSERT MAXIMUM AMOUNT

Payments will be made in three phases:

$xxx,xxx Initial payment to be made within 30 days of receipt of a fully executed Care Data Alliance Agreement.

$xxx,xxx Second payment to be made within 30 days of receipt and CS' approval of the "Planning Document" noted in Exhibit 1.7 and evidence of compliance with all other Responsibilities as outlined in Exhibit 1.7.

$xxx,xxx Third payment to be made within 30 days of successful completion of all Responsibilities and Deliverables as outlined in Exhibit 1.7.

Anchor will make payment to contracted Care Data Alliance Participants for the following amounts according to the Payment Schedule outlined in the Care Data Alliance Agreement as defined in Exhibit 6.1.

Participant                $xx

Participant                $xx

                                  SCHEDULE 1.4

              SOFTWARE PRODUCTS ONLY FOR INTERNAL SYSTEM OR PROCESS